Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	November 20, 2018
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust
Announces Q3 2018 Portfolio Results

•	Achieved Q3 total net return of 1.96 percent on Class M shares with share appreciation of 0.9 percent and an income return of 1.0 percent

•	Paid dividends for twenty-seven consecutive quarters, with an average annualized growth rate of 4.9 percent over that time period

•	Invested in The Tremont and The Huntington, two apartment communities totaling 297 units located in Burlington, MA

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Achieved 4-Star Sustainability Rating - First NAV REIT to be rated by GRESB, the leading, institutionally accepted, global non-profit agency committed to creating better places for people and communities

•	Maintained an overall leverage ratio of 39 percent

•	Reported total revenues of $128 million for the first nine months of the year, an increase of 4% and 35% over the same periods in 2017 and 2016, respectively

Chicago (November 20, 2018) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the results of its execution on a number of strategic initiatives in the third quarter of 2018, which helped drive operational and investment performance while positioning the company for future growth and enhanced stockholder value.

JLL Income Property Trust ended the third quarter with $2.7 billion in total assets made up of a geographically diversified portfolio of 71 core properties spanning the apartment, industrial, office and retail property sectors. The portfolio is highly leased with an overall occupancy of 94 percent, and an average remaining lease term of six years, supporting JLL Income Property Trust’s investment objectives of generating attractive income for distribution to stockholders.

In the third quarter, JLL Income Property Trust invested in The Tremont and The Huntington, two Class A apartments totaling 297 units 15 miles northwest of downtown Boston in Burlington, MA. The acquisition of these properties support our investment strategy given their desirable location with an affluent tenant base, highly rated schools and strong market fundamentals and demographics.

“JLL Income Property Trust continues to deliver a competitive current yield and attractive annualized total returns while maintaining a high-quality portfolio of institutional-caliber investments,” said Allan Swaringen, President and

CEO of JLL Income Property Trust. “As our program completed its sixth year, we anticipate being able to continue to add value to our portfolio and generate modest appreciation over time. We remain focused on driving long-term performance for stockholders.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.